Exhibit 99.1
TABLE OF CONTENTS

Page No.
Part I — FINANCIAL INFORMATION

Item 1. Financial Statements (Unaudited)

Consolidated Balance Sheets at March 31, 2011 and December 31, 2010	2

Consolidated Statements of Income for the three months ended March 31, 2011 and 2010	3

Consolidated Statement of Changes in Stockholders’ Equity for the three months ended March 31, 2011 and 2010	4

Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2010	5

Notes to Unaudited Consolidated Financial Statements	6

NewAlliance Bancshares, Inc.
Consolidated Balance Sheets

		December 31,
(In thousands, except per share data) (Unaudited)	March 31, 2011	2010

Assets
Cash and due from banks	$94,288	$108,538
Federal funds sold	350	—
Short term investments	10,000	25,000

Cash and cash equivalents	104,638	133,538
Investment securities available for sale, at fair value (note 3)	2,570,438	2,551,883
Investment securities held to maturity (note 3)	247,130	275,872
Loans held for sale (includes $7,573 and $41,207 measured at fair value at March 31, 2011 and December 31, 2010, respectively)	9,671	43,290
Loans, net (note 4)	5,126,714	5,035,993
Federal Home Loan Bank of Boston stock	120,821	120,821
Premises and equipment, net	58,742	59,731
Cash surrender value of bank owned life insurance	137,487	136,668
Goodwill (note 5)	527,167	527,167
Identifiable intangible assets (note 5)	25,595	27,548
Other assets (note 6)	112,359	115,337

Total assets	$9,040,762	$9,027,848

Liabilities
Deposits (note 7)
Non-interest bearing	$616,721	$617,039
Savings, interest-bearing checking and money market	3,166,731	3,107,845
Time	1,500,166	1,514,491

Total deposits	5,283,618	5,239,375
Borrowings (note 8)	2,197,386	2,242,579
Other liabilities	90,721	86,922

Total liabilities	7,571,725	7,568,876

Commitments and contingencies (note 11)

Stockholders’ Equity
Preferred stock, $0.01 par value; authorized 38,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized 190,000 shares; issued 121,593 shares at March 31, 2011 and 121,503 shares at December 31, 2010	1,216	1,215
Additional paid-in capital	1,247,686	1,245,953
Unallocated common stock held by ESOP	(84,148)	(85,063)
Unearned restricted stock compensation	(2,606)	(3,169)
Treasury stock, at cost (16,549 shares at March 31, 2011 and 16,543 shares at December 31, 2010)	(224,962)	(224,873)
Retained earnings	527,001	517,091
Accumulated other comprehensive income (note 15)	4,850	7,818

Total stockholders’ equity	1,469,037	1,458,972

Total liabilities and stockholders’ equity	$9,040,762	$9,027,848

See accompanying notes to consolidated financial statements.

NewAlliance Bancshares, Inc.
Consolidated Statements of Income

	Three Months Ended March 31,
(In thousands, except per share data) (Unaudited)	2011	2010

Interest and dividend income
Residential real estate loans	$28,682	$29,684
Commercial real estate loans	19,370	18,253
Commercial business loans	7,326	5,194
Consumer loans	7,304	8,137
Investment securities	23,398	26,100
Federal funds sold and other short-term investments	35	31
Federal Home Loan Bank of Boston stock	91	—

Total interest and dividend income	86,206	87,399

Interest expense
Deposits	11,761	13,882
Borrowings	13,774	17,876

Total interest expense	25,535	31,758

Net interest income before provision for loan losses	60,671	55,641

Provision for loan losses	1,800	4,800

Net interest income after provision for loan losses	58,871	50,841

Non-interest income
Depositor service charges	6,177	6,707
Loan and servicing income	1,002	317
Trust fees	1,524	1,602
Investment management, brokerage & insurance fees	1,317	1,514
Bank owned life insurance	820	3,462
Net securities gain	—	—
Mortgage origination activity and loan sale income	713	728
Net (loss) gain on limited partnerships	(1,191)	331
Other	447	739

Total non-interest income	10,809	15,400

Non-interest expense
Salaries and employee benefits (note 9)	23,078	22,221
Occupancy	5,080	4,621
Furniture and fixtures	1,577	1,345
Outside services	4,187	5,149
Advertising, public relations, and sponsorships	1,515	1,530
Amortization of identifiable intangible assets	1,953	1,953
Merger related charges	1,349	1
FDIC insurance premiums	1,974	1,857
Other	3,214	3,523

Total non-interest expense	43,927	42,200

Income before income taxes	25,753	24,041

Income tax provision (note 10)	8,899	7,608

Net income	$16,854	$16,433

Basic earnings per share (note 16)	$0.17	$0.17
Diluted earnings per share (note 16)	0.17	0.17
Weighted-average shares outstanding (note 16)
Basic	98,955	99,020
Diluted	99,523	99,058
Dividends per share	$0.07	$0.07
See accompanying notes to consolidated financial statements.

NewAlliance Bancshares, Inc.
Consolidated Statement of Changes in Stockholders’ Equity

				Unallocated				Accumulated
	Common	Par Value	Additional	Common				Other	Total
For the Three Months Ended March 31, 2011	Shares	Common	Paid-in	Stock Held	Unearned	Treasury	Retained	Comprehensive	Stockholders’
(In thousands, except per share data) (Unaudited)	Outstanding	Stock	Capital	by ESOP	Compensation	Stock	Earnings	Income (Loss)	Equity

Balance December 31, 2010	104,960	$1,215	$1,245,953	$(85,063)	$(3,169)	$(224,873)	$517,091	$7,818	$1,458,972

Dividends declared ($0.07 per share)							(6,944)		(6,944)
Allocation of ESOP shares, net of tax			26	915					941
Treasury shares acquired (note 14)	(7)					(89)			(89)
Treasury stock issued for restricted stock awards under the LTCP	1								—
Restricted stock expense					563				563
Stock option expense			155						155
Exercise of stock options	90	1	1,279						1,280
Book under tax benefit of stock-based compensation			273						273

Comprehensive income:
Net income							16,854		16,854
Other comprehensive loss, net of tax (note 15)								(2,968)	(2,968)

Total comprehensive income									13,886

Balance March 31, 2011	105,044	$1,216	$1,247,686	$(84,148)	$(2,606)	$(224,962)	$527,001	$4,850	$1,469,037

Balance December 31, 2009	106,051	$1,215	$1,245,489	$(88,721)	$(12,389)	$(211,582)	$486,974	$13,967	$1,434,953

Dividends declared ($0.07 per share)							(6,996)		(6,996)
Allocation of ESOP shares, net of tax			(104)	914					810
Treasury shares acquired	(86)					(1,032)			(1,032)
Restricted stock expense					1,528				1,528
Stock option expense			116						116

Comprehensive income:
Net income							16,433		16,433
Other comprehensive loss, net of tax (note 15)								(3,800)	(3,800)

Total comprehensive income									12,633

Balance March 31, 2010	105,965	$1,215	$1,245,501	$(87,807)	$(10,861)	$(212,614)	$496,411	$10,167	$1,442,012

See accompanying notes to consolidated financial statements.

NewAlliance Bancshares, Inc.
Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
(In thousands) (Unaudited)	2011	2010

Cash flows from operating activities
Net income	$16,854	$16,433
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,800	4,800
Loss on sale of other real estate owned	524	224
Restricted stock compensation expense	563	1,528
Stock option compensation expense	155	116
ESOP expense	941	810
Amortization of identifiable intangible assets	1,953	1,953
Net amortization/accretion of fair market adjustments from net assets acquired	(437)	(667)
Net amortization/accretion of investment securities	3,732	2,184
Deferred income tax (benefit) expense	(1,279)	1,999
Depreciation and amortization	1,644	1,502
Mortgage origination activity and loan sale income	(713)	(728)
Proceeds from sales of loans held for sale	90,314	63,986
Loans originated for sale	(55,982)	(58,078)
Loss on sale of premises and equipment	24	—
Loss (gain) on limited partnerships	1,191	(331)
Increase in cash surrender value of bank owned life insurance	(820)	(830)
Decrease (increase) in other assets	61	2,049
Increase in other liabilities	3,798	3,194

Net cash provided by operating activities	64,323	40,144

Cash flows from investing activities
Purchase of securities available for sale	(229,636)	(177,901)
Purchase of securities held to maturity	—	(61,860)
Proceeds from maturity, sales, calls and principal reductions of securities available for sale	206,002	160,275
Proceeds from maturity, calls and principal reductions of securities held to maturity	28,505	31,850
Net increase in loans held for investment	(92,833)	(34,300)
Proceeds from sales of other real estate owned	1,578	1,108
Proceeds from bank owned life insurance	—	6,776
Purchase of premises and equipment	(659)	(1,785)

Net cash used in investing activities	(87,043)	(75,837)

Cash flows from financing activities
Net increase in customer deposit balances	44,241	30,909
Net increase (decrease) in short-term borrowings	26,945	(9,946)
Proceeds from long-term borrowings	103,366	248,100
Repayments of long-term borrowings	(175,252)	(212,249)
Shares issued for stock option exercise	1,280	—
Book (over)/under tax benefit of stock-based compensation	273	—
Acquisition of treasury shares	(89)	(1,032)
Dividends paid	(6,944)	(6,996)

Net cash (used in) provided by financing activities	(6,180)	48,786

Net (decrease) increase in cash and cash equivalents	(28,900)	13,093

Cash and cash equivalents, beginning of period	133,538	146,927

Cash and cash equivalents, end of period	$104,638	$160,020

Supplemental information
Cash paid for
Interest on deposits and borrowings	$25,843	$32,216
Income taxes paid, net	4,140	1,935
Noncash transactions
Loans transferred to other real estate owned	480	1,267
See accompanying notes to consolidated financial statements.

1.	Summary of Significant Accounting Policies
Financial Statement Presentation
The consolidated financial statements of NewAlliance Bancshares, Inc. (“NewAlliance” or the “Company”) including its wholly-owned subsidiary, NewAlliance Bank (the “Bank”), have been prepared in conformity with accounting principles generally accepted in the United States of America and with the instructions to Form 10-Q adopted by the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. All significant intercompany transactions and balances have been eliminated in consolidation. Amounts in prior period financial statements are reclassified whenever necessary to conform to the current year presentation. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2010.
The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant near-term change relate to the determination of the allowance for loan losses, the obligation and expense for pension and other postretirement benefits, and estimates used to evaluate asset impairment including investment securities, income tax contingencies and deferred tax assets and liabilities and the recoverability of goodwill and other intangible assets.
Accounting Standards Updates
ASU No. 2011-02, “Receivables (Topic 310) — A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” On April 5, 2011, the FASB issued ASU No. 2011-02 to clarify when a loan modification or restructuring is considered a troubled debt restructuring (“TDR”). The changes apply to a lender that modifies a receivable covered by Subtopic 310-40, “Receivables — Troubled Debt Restructurings by Creditors.” In evaluating whether a restructuring constitutes a TDR, a creditor must separately conclude that both of the following exist: (i) the restructuring constitutes a concession and (ii) the debtor is experiencing financial difficulties. A creditor may determine that a debtor is experiencing financial difficulties, even though the debtor is not currently in default, if the creditor determines it is probable that the debtor would default on its payments for any of its debts in the foreseeable future without the loan modification. Lenders who determine that they are making a concession on the terms of the loan to a borrower who is having financial problems should follow the guidance found in ASU No. 2011-02. The guidance on identifying and disclosing TDR’s is effective for interim and annual reporting periods beginning on or after June 15, 2011 and applies retrospectively to restructuring occurring on or after the beginning of the year. The guidance on measuring the impairment of a receivable restructured in a troubled debt restructuring is effective on a prospective basis.
2.	Subsequent Event
On April 15, 2011, the Company was acquired by First Niagara Financial Group, Inc. (“First Niagara”) in a stock and cash transaction valued at $1.5 billion. As a result, the Company was merged with and into First Niagara with First Niagara surviving.
Under the terms of the merger agreement, as amended, each outstanding share of NewAlliance stock was converted in to the right to receive either 1.10 shares of common stock of First Niagara, or $14.28 in cash, or a combination thereof. Based on the final election results and applying the adjustment, election and allocation procedures set forth in the merger agreement, NewAlliance shareholders received the following consideration:
•	NewAlliance shareholders who made valid elections to receive stock consideration received stock consideration for 100% of their shares subject to such election;

•	NewAlliance shareholders who made valid elections to receive cash consideration received cash consideration for 100% of their shares subject to such election; and

•	NewAlliance shareholders who made no election or failed to make a valid election, received cash consideration for 85.5% of their shares and stock consideration for the remaining 14.5% of their shares.
As a result, stockholders of the Company received 94 million shares of First Niagara common stock, valued at $1.3 billion based on the $14.00 closing price of First Niagara’s stock on April 15, 2011, and cash consideration of $199 million.

First Niagara is a Delaware corporation that provides a wide range of retail and commercial banking as well as other financial services. Upon completion of the acquisition on April 15, 2011, First Niagara had approximately $30 billion of assets, $18 billion in deposits and 345 branch locations across Upstate New York, Pennsylvania, Connecticut and Massachusetts.
3.	Investment Securities
The following table presents the amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities for the periods presented:

	March 31, 2011				December 31, 2010
		Gross	Gross			Gross	Gross
	Amortized	unrealized	unrealized	Fair	Amortized	unrealized	unrealized	Fair
(In thousands)	cost	gains	losses	value	cost	gains	losses	value
Available for sale
U.S. Government sponsored enterprise obligations	$508,823	$3,821	$(4,275)	$508,369	$476,552	$4,620	$(3,270)	$477,902
Corporate obligations	7,090	529	—	7,619	8,098	587	—	8,685
Other bonds and obligations	15,141	121	(1,638)	13,624	15,141	139	(1,616)	13,664
Marketable equity securities	8,103	43	—	8,146	8,096	45	—	8,141
Trust preferred equity securities	47,625	50	(10,221)	37,454	47,609	23	(12,311)	35,321
Private label residential mortgage-backed securities	18,767	23	(996)	17,794	19,634	8	(1,184)	18,458
Residential mortgage-backed securities	1,933,997	54,642	(11,207)	1,977,432	1,941,276	58,559	(10,123)	1,989,712

Total available for sale	2,539,546	59,229	(28,337)	2,570,438	2,516,406	63,981	(28,504)	2,551,883

Held to maturity
Residential mortgage-backed securities	238,740	8,153	(244)	246,649	267,482	9,191	(48)	276,625
Other bonds	8,390	218	—	8,608	8,390	256	—	8,646

Total held to maturity	247,130	8,371	(244)	255,257	275,872	9,447	(48)	285,271

Total securities	$2,786,676	$67,600	$(28,581)	$2,825,695	$2,792,278	$73,428	$(28,552)	$2,837,154

The securities portfolio is reviewed on a monthly basis for the presence of other-than-temporary impairment (“OTTI”). Credit related OTTI for debt securities is recognized in earnings while non-credit related OTTI is recognized in other comprehensive income (“OCI”) if there is no intent to sell or the Company will not be required to sell the security. If an equity security is deemed other-than-temporarily impaired, the full impairment is considered to be credit-related and a charge to earnings would be recorded. During the three months ended March 31, 2011, no unrealized loss positions were determined to be other-than-temporarily impaired.
The following tables present the fair value of investments with continuous unrealized losses for less than one year and those that have been in a continuous loss position for more than one year as of March 31, 2011 and December 31, 2010. Of the securities summarized, 53 issues have unrealized losses for less than twelve months and 28 have unrealized losses for twelve months or more at March 31, 2011. This compares to a total of 94 issues that had an unrealized loss at December 31, 2010, of which 64 were in a continuous loss position for less than one year and 30 had unrealized losses for more than one year.

	March 31, 2011
	Less Than One Year		More Than One Year		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	value	losses	value	losses	value	losses

U. S. Government sponsored enterprise obligations	$218,039	$4,272	$1,086	$3	$219,125	$4,275
Other bonds and obligations	3,525	210	6,648	1,428	10,173	1,638
Trust preferred equity securities	—	—	34,904	10,221	34,904	10,221
Private label residential mortgage-backed securities	2,155	81	14,082	915	16,237	996
Residential mortgage-backed securities	507,234	11,451	—	—	507,234	11,451

Total securities with unrealized losses	$730,953	$16,014	$56,720	$12,567	$787,673	$28,581

	December 31, 2010
	Less Than One Year		More Than One Year		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	value	losses	value	losses	value	losses
U. S. Government sponsored enterprise obligations	$145,594	$3,264	$1,513	$6	$147,107	$3,270
Other bonds and obligations	3,520	215	6,675	1,401	10,195	1,616
Trust preferred equity securities	—	—	32,798	12,311	32,798	12,311
Private label residential mortgage-backed securities	629	56	16,279	1,128	16,908	1,184
Residential mortgage-backed securities	455,243	10,171	—	—	455,243	10,171

Total securities with unrealized losses	$604,986	$13,706	$57,265	$14,846	$662,251	$28,552

Management believes that no individual unrealized loss as of March 31, 2011 represents an other-than-temporary impairment, based on its detailed monthly review of the securities portfolio. Among other things, the other-than-temporary impairment review of the investment securities portfolio focuses on the combined factors of percentage and length of time by which an issue is below book value as well as consideration of issuer specific (present value of cash flows expected to be collected, issuer rating changes and trends, credit worthiness and review of underlying collateral), broad market details and the Company’s intent to sell the security or if it is more likely than not that the Company will be required to sell the debt security before recovering its cost. The Company also considers whether the depreciation is due to interest rates or credit risk. There have been no significant changes in either the amount or composition of unrealized losses on the investment securities portfolio since December 31, 2010.
The unrealized losses reported on residential mortgage-backed securities relate to securities issued by FNMA and FHLMC due to changes in market interest rates since the date purchased. The unrealized loss on private label residential mortgage-backed securities is primarily concentrated in one BBB rated private-label mortgage-backed security which is substantially paid down, well seasoned and of an earlier vintage that has not been significantly affected by high delinquency levels or vulnerable to lower collateral coverage as seen in later issued pools. Widening in non-agency mortgage spreads since the date purchased is the primary factor for the unrealized losses reported on private label residential mortgage-backed securities. None of the securities are backed by subprime mortgage loans and none have suffered losses. Other than the BBB rated security, there is one security rated AA and the remaining securities are AAA rated. Management reviewed the above factors and issuer specific data and concluded that the private-label mortgage-backed securities are not other-than-temporarily impaired.
Trust preferred securities include two pooled trust preferreds with an amortized cost of $4.9 million, one of which is rated CC and the other is rated CCC+ at March 31, 2011. The remaining $42.7 million of trust preferred securities are comprised of twelve “individual names” issues with the following ratings: $20.6 million rated A to A-, $20.6 million rated BBB- to BBB+ and $1.5 million rated BB. The unrealized losses reported for trust preferred securities relate to the financial and liquidity stresses in the fixed income markets and in the banking sector and are not reflective of individual stresses in the individual company names. The ratings on all of the issues with the exception of the CCC+ rated pooled security have improved or remained the same since December 31, 2010. Additionally, there have not been any disruptions in the cash flows of these securities and all are currently paying the contractual principal and interest payments. A detailed review of the two pooled trust preferreds and the “individual names” trust preferred equity securities was completed by management. This review included an analysis of collateral reports, cash flows, stress default levels and financial ratios of the underlying issuers. The Company does not believe that these securities will incur reduced contractual cash flows and therefore does not believe that any further OTTI exists on the CCC+ rated pooled security nor are the remaining trust preferred securities other-than-temporarily impaired.
The Company has no intent to sell nor is it more likely than not that the Company will be required to sell any of the securities contained in the table during the period of time necessary to recover the unrealized losses, which may be until maturity.
The following table presents the changes in the credit loss component of the amortized cost of debt securities available for sale that have been written down for other-than-temporary impairment loss and recognized in earnings. The credit loss component represents the difference between the present value of expected future cash flows and the amortized cost basis of the security prior to considering credit losses. For the three months ended March 31, 2011 and 2010, there were no changes in the amount related to credit losses recognized in earnings.

	Three Months Ended
	March 31,
(In thousands)	2011	2010

Balance, beginning of period	$2,577	$1,397
Additions:
Initial credit impairments which were not previously recognized as a component of earnings	—	—
Subsequent credit impairments	—	—
Reductions:
Securities sold	—	—

Balance, end of period	$2,577	$1,397

As of March 31, 2011, the amortized cost and fair values of debt securities and short-term obligations, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
(In thousands)	Amortized cost	Fair value	Amortized cost	Fair value

Due in one year or less	$15,254	$13,945	$2,205	$2,223
Due after one year through five years	108,345	110,281	5,185	5,385
Due after five years through ten years	405,041	402,973	—	—
Due after ten years	50,039	39,867	1,000	1,000

Residential mortgage-backed securities	1,952,764	1,995,226	238,740	246,649

Total debt securities	$2,531,443	$2,562,292	$247,130	$255,257

Securities with a fair value of approximately $933.7 million and $944.5 million at March 31, 2011 and December 31, 2010, respectively, were pledged to secure public deposits, repurchase agreements and FHLB borrowings.
There were no sales of available for sale securities for three months ended March 31, 2011 or 2010.
4.	Loans
The Company’s loan portfolio segments are residential, commercial real estate, commercial construction, commercial and industrial, commercial finance and consumer loans. Commercial construction includes classes for commercial real estate construction and residential development. The consumer segment consists of classes for home equity loans and equity lines of credit and other consumer loans.
The composition of the Company’s loan portfolio, by segment, was as follows:

	March 31,	December 31,
(In thousands)	2011	2010
Residential real estate	$2,583,561	$2,535,060
Commercial real estate	1,271,636	1,250,992
Commercial construction	127,528	110,486
Commercial and industrial	410,339	396,760
Commercial finance	121,735	113,739
Consumer	667,198	684,179

Total loans	5,181,997	5,091,216
Allowance for loan losses	(55,283)	(55,223)

Total loans, net	$5,126,714	$5,035,993

As of March 31, 2011 and December 31, 2010, the Company’s residential real estate loan portfolio segment and the majority of the consumer loan portfolio segment, which consists of home equity loans and equity lines of credit, are collateralized by one-to-four family homes and condominiums, the majority of which are located in Connecticut and Massachusetts. The commercial real estate loan and commercial construction portfolio segments are collateralized primarily by multi-family, commercial and industrial properties located predominately in Connecticut and Massachusetts. A variety of different assets, including accounts receivable, inventory and property, plant and equipment, collateralize the majority of the commercial and industrial and commercial finance loan portfolio segments. The Company does not originate or directly invest in subprime loans.

Loan Delinquencies
The following table provides an age analysis of delinquent loans for the periods presented. Loans that are 90 days or more past due are on nonaccrual status. The policy for determining past due or delinquency status for all loan portfolio segments is based on the number of days past due or the contractual terms of the loan. The Company does not have any loans that are delinquent 90 days or more and still accruing interest.

	At March 31, 2011
	30-59 Days Past	60-89 Days Past	90 days or more
(Dollars in thousands)	Due	Due	Past due	Total Past Due	Principal Balance
Residential real estate (one-to-four-family)	$9,006	$2,543	$51,493	$63,042	$2,583,561
Commercial real estate	1,638	453	14,955	17,046	1,271,636
Commercial construction
Commercial real estate construction	—	—	—	—	105,547
Residential development	608	—	3,072	3,680	21,981

Total commercial construction loans	608	—	3,072	3,680	127,528

Commercial and industrial	1,652	782	2,942	5,376	410,339
Commercial finance	—	—	—	—	121,735
Consumer
Home equity loans and home equity lines	3,042	704	3,173	6,919	656,456
Other consumer	209	72	57	338	10,742

Total consumer	3,251	776	3,230	7,257	667,198

Total	$16,155	$4,554	$75,692	$96,401	$5,181,997

	At December 31, 2010
	30-59 Days Past	60-89 Days Past	90 days or more
(Dollars in thousands)	Due	Due	Past due	Total Past Due	Principal Balance
Residential real estate (one-to-four-family)	$7,559	$5,660	$46,633	$59,852	$2,535,060
Commercial real estate	743	893	18,803	20,439	1,250,992
Commercial construction
Commercial real estate construction	—	—	—	—	86,863
Residential development	—	—	2,398	2,398	23,623

Total commercial construction loans	—	—	2,398	2,398	110,486

Commercial and industrial	1,921	192	4,158	6,271	396,760
Commercial finance	—	—	—	—	113,739
Consumer
Home equity loans and home equity lines	1,448	500	2,846	4,794	672,337
Other consumer	182	126	45	353	11,842

Total consumer	1,630	626	2,891	5,147	684,179

Total	$11,853	$7,371	$74,883	$94,107	$5,091,216

Allowance for Loan Losses
The adequacy of the allowance for loan losses is regularly evaluated by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, the performance of individual loans in relation to contract terms, and other pertinent factors. The provision for loan losses charged to expense is based upon management’s judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses inherent in the loan portfolio. Loan losses are charged against the allowance when management believes the collectability of the principal balance outstanding is unlikely. The Bank evaluates the allowance for loan loss requirements through separate analyses of its impaired and non-impaired loans.
Impaired loans are analyzed in accordance with impairment guidance within FASB ASC 310 - Receivables, for which there is a specific allocation of the allowance for loans losses. A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When the measurement of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

The balance of the portfolio, the non-impaired loans, are analyzed under the guidelines of FASB ASC 450 — Contingencies, using a measurement of estimated credit losses based on historical loss rates adjusted for qualitative and environmental factors. The qualitative and environmental factors include but are not limited to 1) estimated embedded losses in non-performing loans and criticized loans not impaired 2) estimated losses in high risk residential mortgages and home equity loans and lines of credit 3) increased portfolio delinquencies 4) changes in risk ratings and 5) macro economic conditions, including unemployment, consumer confidence, and current real estate market conditions.
The following tables provide a summary of the activity in the allowance for loan losses for the periods presented:

	At or For the Three Months Ended March 31, 2011
		Commercial real	Commercial	Commercial &	Commercial
(In thousands)	Residential	estate	construction	industrial	finance	Consumer	Unallocated	Total

Balance at beginning of period	$14,547	$19,240	$3,367	$10,857	$1,137	$3,416	$2,659	$55,223
Provisions (benefit) charged to operations	(227)	1,528	30	217	80	601	(429)	1,800
Charge-offs	(490)	(532)	(12)	(703)	—	(416)	—	(2,153)
Recoveries	92	—	—	274	—	47	—	413

Balance at end of period	$13,922	$20,236	$3,385	$10,645	$1,217	$3,648	$2,230	$55,283

At or for the
Three Months Ended
(In thousands)	March 31, 2010
Balance at beginning of period	$52,463
Provisions charged to operations	4,800
Charge-offs
Residential real estate	1,052
Commercial real estate	750
Commercial construction	121
Commercial and industrial	947
Commercial finance	—
Consumer	320

Total charge-offs	3,190

Recoveries
Residential real estate	3
Commercial real estate	—
Commercial construction	—
Commercial and industrial	45
Commercial finance	—
Consumer	43

Total recoveries	91

Net charge-offs	3,099

Balance at end of period	$54,164

The tables below outline the components of the allocation of the allowance for loan losses by portfolio segment for the periods presented:

	At March 31, 2011		At December 31, 2010
		Reserve		Reserve
(Dollars in thousands)	Principal Balance	Allocation	Principal Balance	Allocation
Loans individually evaluated for impairment:

Residential real estate	$51,493	$1,553	$46,633	$1,682
Commercial real estate	14,324	1,867	18,506	1,509
Commercial construction	3,072	172	2,398	172
Commercial and industrial	1,836	70	2,848	133
Commercial finance	—	—	—	—
Consumer	3,230	540	2,891	355

Total	$73,955	$4,202	$73,276	$3,851

Loans collectively evaluated for impairment:

Residential real estate	$2,532,068	$12,369	$2,488,427	$12,865
Commercial real estate	1,257,312	18,369	1,232,486	17,731
Commercial construction	124,456	3,213	108,089	3,195
Commercial and industrial	408,503	10,575	393,911	10,724
Commercial finance	121,735	1,217	113,739	1,137
Consumer	663,968	3,108	681,288	3,061

Total	$5,108,042	$48,851	$5,017,940	$48,713

Unallocated	—	2,230	—	2,659

Total	$5,181,997	$55,283	$5,091,216	$55,223

The Company does not have any loans acquired with deteriorated credit quality at March 31, 2011 and December 31, 2010.
Nonperforming Assets
Nonperforming assets include loans for which the Company does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, restructured loans due to a weakening in the financial condition of the borrower and other real estate owned. Loans are placed on nonaccrual status when timely collection of principal or interest in accordance with contractual terms is in question. The Company’s policy is to discontinue the accrual of interest on all loan segments when principal or interest payments become 90 days delinquent or sooner if management concludes that circumstances indicate borrowers may be unable to meet contractual principal or interest payments.
There were no accruing loans included in the Company’s nonperforming assets as of March 31, 2011 and December 31, 2010.
If a residential or consumer loan is in non-accrual status or is considered to be impaired, cash payments are applied first to interest income and then as a reduction of principal as specified in the contractual agreement, unless the collection of the remaining principal amount due is considered doubtful. However, if the residential or consumer loan has also been written down the payments are instead applied to principal until the remaining principal amount due is expected to be collected.
For the commercial portfolio segments, if a loan is in non-accrual status cash payments are applied first to interest income and then as a reduction of principal as specified in the contractual agreement, unless the collection of the remaining principal amount due is considered doubtful. However, if the loan is considered impaired then interest payments are applied to principal until the remaining principal amount due is expected to be collected.
For residential, consumer and commercial loans if the collection of the remaining principal amount due is considered doubtful, then cash payments received would be applied first solely to principal until the remaining principal amount due is expected to be collected and then as a recovery of any charge-off, if applicable, followed by recording interest income. If ultimately collected, such interest for all loan segments is credited to income when received. Loans are removed from nonaccrual status when they become current as to principal and interest and when, in the opinion of management concern no longer exists as to the collectability of principal and interest.

The following table provides a summary of nonperforming assets for the periods presented:

	March 31,	December 31,
(Dollars in thousands)	2011	2010
Nonaccrual loans

Residential (one- to four-family)	$51,493	$46,633
Commercial real estate	14,955	18,803
Commercial construction:
Commercial real estate construction	—	—
Residential development	3,072	2,398

Total commercial construction	3,072	2,398

Commercial and industrial	2,942	4,158
Commercial finance	—	—
Consumer:
Home equity loans and equity lines of credit	3,173	2,846
Other consumer	57	45

Total consumer	3,230	2,891

Total nonaccruing loans	75,692	74,883
Real estate owned	2,459	3,541

Total nonperforming assets	$78,151	$78,424

Troubled debt restructured loans included in nonaccrual loans above	$7,625	$15,370

As of March 31, 2011 and December 31, 2010, no significant additional funds were committed to customers whose loans have been restructured or were nonperforming.
Impaired Loans
As of March 31, 2011 and December 31, 2010, the recorded investment in loans considered to be impaired was $74.0 million and $73.3 million, respectively. As of March 31, 2011, there were no commitments to lend additional funds for loans considered impaired.
The Company performs a quarterly analysis of impaired loans for the commercial loan segments to include those loans risk rated substandard or worse, whose balance is $250,000 or greater. Additionally, the Company analyzes all residential and consumer loans for possible impairment when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.
Residential loans and consumer loans, which primarily consist of home equity loans and lines of credit, are first reviewed for impairment based on current information and events. The analysis to measure impairment is based on the loan’s observable market price, or the fair value of the collateral less costs to sell. A reserve is created if the measure of the impaired loan is less than the recorded investment in the loan. The Bank then considers other qualitative and environmental factors, including but not limited to the levels and trends in delinquencies, levels and trends in charge-offs and recoveries, trends in volume and terms of loans, current economic and market conditions, changes in underwriting and historical loss rates. Charge-offs against the allowance for loan losses are taken on loans when the Bank determines that the collection of the full loan balance is unlikely.
Commercial real estate, commercial construction and commercial business and commercial finance loans are first reviewed for impairment based on current information and events. The analysis to measure impairment will use one of the following; the present value of expected future cash flows, the loan’s observable market price, or the fair value of the collateral less costs to sell. A reserve is created if the measure of the impaired loans is less than the recorded investment in the loans. The Bank then considers other qualitative and environmental factors, including but not limited to levels and trends in delinquencies, levels and trends in charge-offs and recoveries, trends in volume and terms of loans, current economic and market conditions, changes in underwriting, levels of criticized and classified assets and risk ratings, internal and external portfolio reviews and historical loss rates. Charge-offs against the allowance for loan losses are taken on loans when the Bank determines that the collection of the full loan balance is unlikely

The tables below state the recorded investment for impaired loans for which there is a specific related allowance for loan losses and loans for which there is no related allowance for loan losses as of March 31, 2011 and December 31, 2010. Any impaired loan for which no specific valuation allowance was necessary at March 31, 2011 is the result of either sufficient cash flow or sufficient collateral coverage, or previous charge off amount that reduced the book value of the loan to an amount equal to or below the fair value of the collateral.

	At March 31, 2011
		Unpaid
	Recorded	Principal	Related
(Dollars in thousands)	Investment	Balance	Allowance
Impaired loans for which there is a specific related allowance for loan losses:

Residential real estate	$19,849	$22,749	$1,553
Commercial real estate	7,035	7,035	1,867
Commercial construction:
Commercial real estate construction	—	—	—
Residential development	2,128	2,628	172
Commercial and industrial	743	784	70
Commercial finance	—	—	—
Consumer
Home equity loans and lines of credit	1,383	1,557	513
Other consumer	39	39	27

Total	$31,177	$34,792	$4,202

Impaired loans for which there is no related allowance for loan losses:

Residential real estate	$31,644	$32,738	$—
Commercial real estate	7,289	8,640	—
Commercial construction:
Commercial real estate construction	—	—	—
Residential development	944	944	—
Commercial and industrial	1,093	1,308	—
Commercial finance	—	—	—
Consumer
Home equity	1,790	1,790	—
Other consumer	18	18	—

Total	$42,778	$45,438	$—

Total impaired loans	$73,955	$80,230	$4,202

	At December 31, 2010
		Unpaid
	Recorded	Principal	Related
(Dollars in thousands)	Investment	Balance	Allowance
Impaired loans for which there is a specific related allowance for loan losses:
Residential real estate	$19,360	$22,482	$1,682
Commercial real estate	5,212	5,212	1,509
Commercial construction:
Commercial real estate construction	—	—	—
Residential development	2,128	2,628	172
Commercial and industrial	791	791	133
Commercial finance	—	—	—
Consumer
Home equity loans and lines of credit	1,338	1,398	337
Other consumer	32	32	18

Total	$28,861	$32,543	$3,851

Impaired loans for which there is no related allowance for loan losses:
Residential real estate	$27,273	$27,955	$—
Commercial real estate	13,294	16,848	—
Commercial construction:
Commercial real estate construction	—	—	—
Residential development	270	270	—
Commercial and industrial	2,057	2,691	—
Commercial finance	—	—	—
Consumer
Home equity	1,508	1,508	—
Other consumer	13	13	—

Total	$44,415	$49,285	$—

Total impaired loans	$73,276	$81,828	$3,851

The table below details the average recorded investment and the interest income recorded on loans considered to be impaired for the three months ended March 31, 2011.

	For the three months ended
	March 31, 2011
	Average recorded	Interest income
(Dollars in thousands)	investment	recognized
Residential real estate	$51,627	$57
Commercial real estate	11,424	201
Commercial construction:
Commercial real estate construction	—	—
Residential development	2,443	5
Commercial and industrial	1,845	18
Commercial finance	—	—
Consumer
Home equity loans and lines of credit	3,198	5
Other consumer	67	1

Total	$70,604	$287

Credit Quality

An internal risk rating system is used to monitor and evaluate the credit risk inherent in the commercial real estate, commercial construction, commercial and industrial and commercial finance loan portfolios. Under our internal risk rating system, we currently identify criticized loans as “special mention,” “substandard,” “doubtful” or “loss”. We use a numerical rating system of 6.0 through 9.0 which align with the federal regulatory risk rating definitions of special mention, substandard, doubtful and loss, respectively. Additionally, the Company has risk rating categories of 1.0 through 5.0 that fall into the federal regulatory risk rating of “pass”. A risk rating of 1.0 is assigned to those loans that are fully secured, while a loan that is rated 5.0 represents moderate risk.

On a quarterly basis, a Criticized Asset Committee composed of senior officers meet to review Criticized Asset Reports on commercial real estate, commercial construction, commercial and industrial and commercial finance loans that are risk rated special mention, substandard, or doubtful. The reports and the committee focus on the current status, strategy, financial data, and appropriate risk rating of the criticized loan. The risk ratings are subject to change based on the committee’s review and approval. In addition to the internal review, semi-annually, the Bank engages a third party to conduct a review of the commercial, commercial real estate and commercial construction loan portfolios. The primary purpose of the third party review is to evaluate the loan portfolio with respect to the risk rating profiles. Rating differences between the third party review and the internal review are discussed and rating classifications are adjusted accordingly.

The table below outlines commercial real estate, commercial real estate construction, residential development, commercial and industrial and commercial finance loans by risk rating for the periods presented:

	At March 31, 2011
		Commercial	Residential
	Commercial	Real Estate	Development		Commercial
(Dollars in thousands)	Real Estate	Construction	Construction	Commercial	Finance	Total Loans
Pass	$1,172,300	$94,593	$2,497	$365,661	$100,335	$1,735,386
Special Mention	50,681	11,318	142	28,878	21,400	112,419
Substandard	48,655	—	18,978	15,469	—	83,102
Doubtful	—	—	—	331	—	331

Total	$1,271,636	$105,911	$21,617	$410,339	$121,735	$1,931,238

	At December 31, 2010
		Commercial	Residential
	Commercial	Real Estate	Development		Commercial
(Dollars in thousands)	Real Estate	Construction	Construction	Commercial	Finance	Total Loans
Pass	$1,146,524	$75,545	$3,617	$358,281	$83,290	$1,667,257
Special Mention	64,077	11,318	968	23,779	30,449	130,591
Substandard	39,891	—	19,038	14,553	—	73,482
Doubtful	500	—	—	147	—	647

Total	$1,250,992	$86,863	$23,623	$396,760	$113,739	$1,871,977

Within the residential, home equity loan and equity line and other consumer loan portfolios, management uses an early warning technique to more closely monitor credit deterioration and potential nonperforming loans. The Company uses the latest available FICO score ranges (rescored quarterly) as an indicator of the credit quality of the borrower. The Company considers loans with a FICO score less than 620 to be higher-risk. Once identified, the higher-risk loans are then reviewed by the Special Assets Department to determine what, if any, action should be taken to mitigate possible loss exposure.

The table below displays our residential real estate, home equity loans and equity lines of credit and other consumer loans by the FICO scores:

	At March 31, 2011
		Home equity loans
	Residential real	and equity lines of	Other consumer
(Dollars in thousands)	estate	credit	loans	Total loans
FICO Range:
< 600	$114,817	$29,322	$1,821	$145,960
600-619	28,850	8,124	807	37,781
620-639	31,889	10,634	351	42,874
640-659	42,900	15,211	379	58,490
660-679	68,786	19,718	436	88,940
680-699	116,978	37,650	628	155,256
700-719	170,706	46,172	952	217,830
720-739	219,174	53,704	957	273,835
740-759	268,981	70,742	715	340,438
760-779	479,121	93,794	591	573,506
780-799	544,199	129,551	1,248	674,998
> 800	444,307	138,829	1,194	584,330
no score	7,080	539	91	7,710

Total	$2,537,788	$653,990	$10,170	$3,201,948

	At December 31, 2010
		Home equity loans
	Residential real	and equity lines of	Other consumer
(Dollars in thousands)	estate	credit	loans	Total loans
FICO Range:
< 600	$113,746	$29,785	$2,173	$145,704
600-619	24,827	8,332	286	33,445
620-639	32,199	12,430	696	45,325
640-659	44,584	16,081	336	61,001
660-679	60,524	18,054	450	79,028
680-699	117,849	35,866	985	154,700
700-719	164,087	47,737	1,143	212,967
720-739	191,633	55,443	822	247,898
740-759	287,072	69,757	824	357,653
760-779	433,792	93,942	1,088	528,822
780-799	550,746	130,306	907	681,959
> 800	473,069	151,742	1,385	626,196
no score	6,577	505	259	7,341

Total	$2,500,705	$669,980	$11,354	$3,182,039

The tables above exclude net unamortized loan origination costs and fees and residential construction loans.

5.	Goodwill and Identifiable Intangible Assets
The changes in the carrying amount of goodwill and identifiable intangible assets are summarized as follows:

		Total
		Identifiable
		Intangible
(In thousands)	Goodwill	Assets
Balance, December 31, 2010	$527,167	$27,548
Amortization expense	—	(1,953)

Balance, March 31, 2011	$527,167	$25,595

Estimated amortization expense for the year ending:
2011		5,603
2012		7,556
2013		7,461
2014		3,617
2015		982
Thereafter		376

The Company did not complete its annual test for goodwill impairment during the first quarter of 2011 due to the pending merger, which was completed on April 15, 2011. There have been no impairments recorded for goodwill and identifiable intangible assets since inception.

The components of identifiable intangible assets are core deposit and customer relationships and had the following balances at March 31, 2011:

	Original		Balance
	Recorded	Cumulative	March 31,
(In thousands)	Amount	Amortization	2011

Core deposit and customer relationships	$86,908	$61,313	$25,595
6.	Other Assets
Selected components of other assets are as follows:

	March 31,	December 31,
(In thousands)	2011	2010
Deferred tax asset, net	$25,325	$22,044
Accrued interest receivable	31,790	32,028
Investments in limited partnerships and other investments	9,792	11,328
Receivables arising from securities transactions	11,463	14,673
Prepaid FDIC assessments	17,298	19,091
All other	16,691	16,173

Total other assets	$112,359	$115,337

7.	Deposits
A summary of deposits by account type is as follows:

	March 31,	December 31,
(In thousands)	2011	2010
Savings	$1,680,415	$1,679,821
Money market	1,082,513	1,019,592
NOW	403,803	408,432
Demand	616,721	617,039
Time	1,500,166	1,514,491

Total deposits	$5,283,618	$5,239,375

8.	Borrowings
The following is a summary of the Company’s borrowed funds:

	March 31,	December 31,
(In thousands)	2011	2010
FHLB advances (1)	$2,080,718	$2,113,813
Repurchase agreements	94,574	106,629
Mortgage loans payable	959	1,001
Junior subordinated debentures issued to affiliated trusts	21,135	21,135

Total borrowings	$2,197,386	$2,242,579

(1)	Includes fair value adjustments on acquired borrowings, in accordance with purchase accounting standards of $1.6 million and $1.9 million at March 31, 2011 and December 31, 2010, respectively.

FHLB advances are secured by the Company’s investment in FHLB Boston stock, a blanket security agreement and other eligible investment securities. This agreement requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans. Investment securities currently maintained as collateral are all U.S. Agency hybrid adjustable rate mortgage-backed securities. At March 31, 2011 and December 31, 2010 the Bank was in compliance with the FHLB collateral requirements. At March 31, 2011, the Company could borrow immediately an additional $207.5 million from the FHLB, inclusive of a line of credit of approximately $20.0 million. At March 31, 2011, all of the Company’s $2.08 billion outstanding FHLB advances were at fixed rates ranging from 0.35% to 8.17%, which includes $389.0 million with original maturity dates of one year or less. The weighted average rate for all FHLB advances at March 31, 2011 was 2.49%. The Company also has borrowing capacity at the FRB’s discount window, which was approximately $83.2 million as of March 31, 2011, all of which was available on that date. Repurchase agreements with commercial or municipal customers or dealer/brokers are secured by the Company’s investment in specific issues of agency mortgage-backed securities and agency obligations in the amount of $41.9 million and $126.3 million, respectively, as of March 31, 2011.

9.	Pension and Other Postretirement Benefit Plans

The Company provides various defined benefit and other postretirement benefit plans (postretirement health and life insurance benefits) to substantially all employees hired prior to January 1, 2008. The Company also has supplemental retirement plans (the “Supplemental Plans”) that provide benefits for certain key executive officers. Benefits under the supplemental plans are based on a predetermined formula and are reduced by other benefits. The liability arising from these plans is being accrued over the participants’ remaining periods of service so that at the expected retirement dates, the present value of the annual payments will have been expensed. The accrued liability at March 31, 2011 does not, however, factor in the effects of change in control payments for certain executive officers under the terms of one of the supplemental plans as a result of the First Niagara merger.

The following table presents the amount of net periodic pension cost for the three months ended March 31, 2011 and 2010.

			Supplemental
			Executive		Other Postretirement
	Qualified Pension		Retirement Plans		Benefits
(In thousands)	2011	2010	2011	2010	2011	2010
Service cost — benefits earned during the period	$892	$853	$211	$139	$59	$62
Interest cost on projected benefit obligation	1,472	1,471	161	173	64	80
Expected return on plan assets	(1,598)	(1,693)	—	—	—	—
Amortization:
Transition	—	—	—	—	—	13
Prior service cost	14	14	2	2	—	—
Loss (gain)	503	324	2	—	(54)	(40)

Net periodic benefit cost	$1,283	$969	$376	$314	$69	$115

In connection with its conversion to a state-chartered stock bank, the Company established an employee stock ownership plan (“ESOP”) to provide substantially all employees of the Company the opportunity to become stockholders. The ESOP borrowed $109.7 million of a $112.0 million line of credit from the Company and used the funds to purchase 7,454,562 shares of common stock in the open market subsequent to the subscription offering. Loan payments are made quarterly principally from the Bank’s discretionary contributions to the ESOP. The unallocated ESOP shares are pledged as collateral on the loan which had an original maturity date of March 31, 2034.

At March 31, 2011, the loan had an outstanding balance of $94.5 million and an interest rate of 4.0%. The Company accounts for its ESOP in accordance with FASB ASC 718-40, Compensation — Stock Compensation. Under this guidance, unearned ESOP shares are not considered outstanding and are shown as a reduction of stockholders’ equity as unearned compensation. The Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they are committed to be released. To the extent that the fair value of the Company’s ESOP shares differs from the cost of such shares, this difference will be credited or debited to equity. The Company will receive a tax deduction equal to the cost of the shares released to the extent of the principal paydown on the loan by the ESOP. As the loan is internally leveraged, the loan receivable from the ESOP to the Company is not reported as an asset nor is the debt of the ESOP shown as a liability in the Company’s financial statements. Dividends on unallocated shares are used to pay the ESOP debt. The ESOP compensation expense for the three months ended March 31, 2011 and 2010 was approximately $955,000 and $753,000, respectively. The amount of loan repayments made by the ESOP is used to reduce the unallocated common stock held by the ESOP.

The ESOP shares as of March 31, 2011 were as follows:

Shares released for allocation	1,723,325
Unreleased shares	5,731,237

Total ESOP shares	7,454,562

Market value of unreleased shares at March 31, 2011 (in thousands)	$85,052
Under the terms of the merger agreement with First Niagara, the Company terminated the ESOP immediately prior to the time the merger became effective.
10.	Income Taxes

The Company has transactions in which the related tax effect was recorded directly to stockholders’ equity or goodwill instead of operations, including the tax effects of unrealized gains and losses on available for sale securities and excess tax benefits related to stock awards. Deferred taxes charged to goodwill were in connection with prior acquisitions. The Company had a net deferred tax asset of $25.3 million and $22.0 million at March 31, 2011 and December 31, 2010, respectively.

As of March 31, 2011 and December 31, 2010, the Company had a valuation allowance of $1.1 million, for the tax effect of capital loss carryforwards associated with realized and unrealized capital losses on capital assets, of which $492,000 and $482,000, respectively, was recorded as an adjustment to other comprehensive income and the remainder had an effect on continuing operations.

The components of income tax expense are summarized as follows:

	Three Months Ended
	March 31,
(In thousands)	2011	2010

Current tax expense
Federal	$9,952	$5,462
State	226	147

Total current	10,178	5,609

Deferred tax (benefit) expense, net of valuation reserve
Federal	(1,243)	1,955
State	(36)	44

Total deferred	(1,279)	1,999

Total income tax expense	$8,899	$7,608

The allocation of changes in net deferred tax assets involving items charged to income and items charged directly to shareholders’ equity is as follows:

	Three Months Ended
	March 31,
(In thou sands )	2011	2010
Deferred tax asset allocated to:
Stockholders’ equity, tax effect of net unrealized gain on investment securities available for sale, net of valuation allowance	$(1,618)	$(2,122)
Impact of stock award winfall	(384)	—
Income	(1,279)	1,999

Total change in deferred tax assets, net	$(3,281)	$(123)

The Company accounts for uncertainty in income taxes in accordance with FASB ASC 740-10. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

March 31,
(In thousands)	2011
Balance, beginning of period	$260
Additions for tax positions of current year	—
Additions for tax positions of prior year	—
Reductions for tax positions of prior year	—

Balance, end of period	$260

Included in the balance at March 31, 2011 is $260,000 of tax positions for which the ultimate deductibility is highly uncertain and for which the disallowance of the tax position would affect the annual effective tax rate. The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. As of March 31, 2011, the Company has accrued approximately $71,000 in interest and penalties.

11.	Commitments and Contingencies

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any terms or covenants established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. The Company monitors customer compliance with commitment terms. Since many of the commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These commitments consist principally of unused commercial and consumer lines of credit. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of an underlying contract with a third party. The credit risks associated with commitments to extend credit and standby letters of credit are essentially the same as those involved with extending loans to customers and are subject to normal credit policies. Collateral may be obtained based on management’s assessment of the customer’s creditworthiness.

The table below summarizes the Company’s commitments and contingencies discussed above.

	March 31,	December 31,
(In thousands)	2011	2010
Loan origination commitments	$128,389	$309,228
Unadvanced portion of construction loans	72,200	74,483
Standby letters of credit	25,090	15,643
Unadvanced portion of lines of credit	691,835	664,519

Total commitments	$917,514	$1,063,873

Other Commitments

As of March 31, 2011 and December 31, 2010, the Company was contractually committed under limited partnership agreements to make additional partnership investments of approximately $1.1 million which constitutes the Company’s maximum potential obligation to these partnerships. The Company is obligated to make additional investments in response to formal written requests, rather than a funding schedule. Funding requests are submitted when the partnerships plan to make additional investments.

Legal Proceedings

In the ordinary course of business, we are involved in various threatened and pending legal proceedings. We believe that we are not a party to any pending legal, arbitration, or regulatory proceedings that would have a material adverse impact on our financial results or liquidity. Certain legal proceedings in which we are involved are described below:

On or about August 20, 2010, a lawsuit was filed by Stanley P. Kops against NewAlliance and its directors in the Connecticut Superior Court for the Judicial District of New Haven (NNH-CV10-6013984) challenging the proposed merger between NewAlliance and First Niagara. The purported class action alleges that the NewAlliance board of directors breached its fiduciary duties to NewAlliance stockholders by failing to maximize stockholder value in approving the merger agreement with First Niagara and that NewAlliance and First Niagara aided and abetted this alleged breach of fiduciary duty.

Since the first action was commenced, nine additional lawsuits have been filed against NewAlliance, First Niagara, FNFG Merger Sub, Inc., and/or the NewAlliance directors and certain officers of NewAlliance. The plaintiffs in the additional lawsuits are: Southwest Ohio Regional Council of Carpenters Pension Plan (NNH-CV10-6014110); Cynthia J. Kops (NNH-CV10-6014155); Joseph Caldarella (NNH-CV10-6014192); Michael Rubin (NNH-CV10-6014328); Arlene H. Levine and Gertrude M. Nitkin (NNH-CV10-6014477); Port Authority of Alleghany County Retirement & Disability Allowance Plan for Employees Represented by Local 85 of the Amalgamated Transit Union (NN-CV10-6014634); Alan Kahn (Case No. 5785); Moses Eilenberg (Case No. 5796); and Erie County Employees’ Retirement System (Case No. 5831). The latter three lawsuits were filed in the Court of Chancery of the State of Delaware and the remainder were filed in the Connecticut Superior Court. The claims in the nine additional lawsuits are substantially the same as the claims in the first lawsuit and seek, among other things, to enjoin the proposed merger on the agreed upon terms. Certain of the new actions, however, also seek attorneys’ and experts’ fees and actual and punitive damages if the merger is completed.

On September 28, 2010, the three Delaware actions were consolidated into In re NewAlliance Bancshares, Inc. Shareholders Litigation (No. 5785-VCP), and the plaintiffs in the consolidated action filed an amended complaint which adds allegations challenging the accuracy of disclosures in the preliminary Form S-4, a motion to preliminarily enjoin the defendants from taking any action to consummate the merger and a motion seeking expedited discovery. On October 22, the court granted the plaintiffs’ motion for expedited discovery and tentatively scheduled a preliminary injunction hearing for December 1, 2010.

On October 19, 2010, the seven Connecticut actions were transferred to the complex litigation docket in the Judicial District of Stamford. The cases were consolidated on October 20 and, on October 22, the plaintiffs filed an amended complaint which adds allegations challenging the accuracy of disclosure in the preliminary Form S-4. The plaintiffs in the Connecticut actions also have indicated that they intend to seek a preliminary injunction and expedited discovery.

On October 18 and 19, 2010, the Company and other defendants filed motions in the seven Connecticut actions and in the consolidated Delaware action requesting that the courts direct the plaintiffs in all the actions to confer and agree on a single forum in which to litigate their claims, or if the plaintiffs are unable to agree, that the courts confer and designate a single forum, and that the cases in the other forum be stayed. The defendants’ motions are pending.

On December 6, 2010, the parties to the Connecticut and Delaware actions reached an agreement in principle to resolve the Connecticut Action and the Delaware Action. Part of the agreement was that the defendants would not object to the payment of plaintiffs’ attorney fees up to $750,000. The settlement contemplated by the agreement will be submitted to the Connecticut court for approval. Immediately following final approval by the Connecticut court of the settlement, the parties to the Delaware actions shall dismiss those actions with prejudice. As part of the settlement, the defendants deny all allegations of wrongdoing and deny that the disclosures in the joint proxy/statement prospectus were inadequate but have agreed to provide supplemental disclosures. These supplemental disclosures were provided in the Company’s Current Report on Form 8-K, filed on December 6, 2010. The settlement did not affect the timing of the merger or the amount of consideration paid in the merger. There are no injunction proceedings pending at this time. The settlement was preliminarily approved by the Connecticut court on May 18, 2011 and, in accordance with court practice, a hearing on the matter has been scheduled for August 22, 2011 for the purpose of giving shareholders an opportunity to object to the settlement, and to allow the court to approve the settlement or determine otherwise how to proceed.

12.	Fair Value Measurements

Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. In accordance with FASB ASC 820, the fair value estimates are measured within the fair value hierarchy. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Basis of Fair Value Measurement

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

When available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in certain cases, could not be realized in an immediate sale of the instrument.

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market value of the Company and the difference could be material.

Fair Value Option

FASB ASC 825-10 allows for the irrevocable option to elect fair value accounting for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis that may otherwise not be required to be measured at fair value under other accounting standards. The Company elected the fair value option as of January 1, 2009 for its portfolio of mortgage loans held for sale pursuant to forward loan sale commitments originated after January 1, 2009 in order to reduce certain timing differences and better match changes in fair values of the loans with changes in the value of the derivative forward loan sale contracts used to economically hedge them. The fair value option election relating to mortgage loans held for sale did not result in a transition adjustment to retained earnings and instead changes in the fair value have an impact on earnings as a component of noninterest income.

At March 31, 2011, mortgage loans held for sale pursuant to forward loan sale commitments had a fair value of $7.6 million, which includes a negative fair value adjustment of $50,000. For the three months ended March 31, 2011 and March 31, 2010, there were gains from fair value changes of $788,000 and $171,000, respectively. The gains were recorded in non-interest income as mortgage origination activity and loan sale income.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table details the financial instruments carried at fair value on a recurring basis as of March 31, 2011 and December 31, 2010 and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value. There were no transfers in and out of Level 1 and Level 2 measurements during the quarter ended March 31, 2011.

	March 31, 2011
		Quoted Prices in
		Active Markets	Significant	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)
Securities Available for Sale
Marketable equity securities	$8,146	$646	$7,500	$—
Bonds and obligations	529,612	504,716	24,896	—
Trust preferred equity securities	37,454	—	31,288	6,166
Residential mortgage-backed securities	1,995,226	—	1,995,226	—

Total Securities Available for Sale	$2,570,438	$505,362	$2,058,910	$6,166

Mortgage Loans Held for Sale	7,573	—	7,573	—
Mortgage Loan Derivative Assets	158	—	158	—

	December 31, 2010
		Quoted Prices in
		Active Markets	Significant	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)
Securities Available for Sale
Marketable equity securities	$8,141	$641	$7,500	$—
Bonds and obligations	500,251	474,131	26,120	—
Trust preferred equity securities	35,321	—	29,368	5,953
Residential mortgage-backed securities	2,008,170	—	2,008,170	—

Total Securities Available for Sale	$2,551,883	$474,772	$2,071,158	$5,953

Mortgage Loans Held for Sale	41,207	—	41,207	—
Mortgage Loan Derivative Assets	1,133	—	1,133	—
Mortgage Loan Derivative Liabilities	172	—	172	—
The following table presents additional information about assets measured at fair value on a recurring basis for which the Company utilized Level 3 inputs to determine fair value.

	Securities Available for Sale
	For the three months ended
	March 31,
(In thousands)	2011	2010
Balance at beginning of period	$5,953	$30,167
Transfer into Level 3	—	—
Total gains (losses) — (realized/unrealized):
Included in earnings	—	—
Included in other comprehensive income	227	257
Settlements	—	(5,350)
Discount accretion	4	4
Principal payments	(18)	(22)

Balance at end of period	$6,166	$25,056

The following is a description of the valuation methodologies used for instruments measured at fair value.

Securities Available for Sale: Included in the available for sale category are both debt and equity securities. The Company utilizes Interactive Data Corp., a third-party, nationally-recognized pricing service (“IDC”) to estimate fair value measurements for 99.8% of this portfolio. The pricing service evaluates each asset class based on relevant market information considering observable data that may include dealer quotes, reported trades, market spreads, cash flows, the U.S. Treasury yield curve, the LIBOR swap yield curve, trade execution data, market prepayment speeds, credit information and the bond’s terms and conditions, among other things, but these prices are not binding quotes. The fair value prices on all investment securities are reviewed for reasonableness by management through an extensive process. This review process was implemented to determine any unusual market price fluctuations and the analysis includes changes in the LIBOR / swap curve, the treasury curve, mortgage rates and credit spreads as well as a review of the securities inventory list which details issuer name, coupon and maturity date. The review resulted in no adjustments to the IDC pricing as of March 31, 2011. Also, management assessed the valuation techniques used by IDC based on a review of their pricing methodology to ensure proper hierarchy classifications. The Company’s available for sale debt securities include a pooled trust preferred security and an individual named trust preferred security which were not priced by IDC, but rather, were valued through means other than quoted market prices due to the Company’s conclusion that the market for the securities was not active. The fair values for these securities are based on Level 3 inputs in accordance with FASB ASC 820.

The major categories of securities available for sale are:
•
Marketable Equity Securities: Included within this category are exchange-traded securities, including common and preferred equity securities, measured at fair value based on quoted prices for identical securities in active markets and therefore meet the Level 1 criteria. Also included are auction rate preferred securities rated AAA, which are priced at par and are classified as Level 2 of the valuation hierarchy.

•
Bonds and obligations: Included within this category are highly liquid government obligations and government agency obligations that are measured at fair value based on quoted prices for identical securities in active markets and therefore are classified within Level 1 of the fair value hierarchy. Also included in this category are municipal obligations, corporate obligations and a mortgage mutual fund where the fair values are estimated by using pricing models (i.e. matrix pricing) with observable market inputs including recent transactions and/or benchmark yields or quoted prices of securities with similar characteristics and are therefore classified within Level 2 of the valuation hierarchy.

•
Trust preferred equity securities: Included in this category are two pooled trust preferred securities and “individual name” trust preferred securities of financial companies. One of the pooled trust preferred securities of $2.4 million and an individual name trust preferred security of $3.8 million are not priced by IDC, both of which are classified within Level 3 of the valuation hierarchy. The remaining securities are at Level 2 and are priced by IDC based upon matrix pricing factoring in observable benchmark yields and issuer spreads. The Company calculates the fair value of the Level 3 pooled trust preferred security based on a cash flow methodology that uses the Bloomberg A rated bank yield curve to discount the current expected cash flows. In order to derive the fair value of the individual name security, the Company uses the Bloomberg A rated insurance yield curve to discount the current expected cash flows. Additionally, the low level of the three month LIBOR rate, the general widening of credit spreads compared to when these securities were purchased and the reduced level of liquidity in the fixed income markets, were all factors in the determination of the current fair value market price.

•
Mortgage-Backed Securities: The Company owns residential mortgage-backed securities. As there are no quoted market prices available, the fair values of mortgage backed securities are based upon matrix pricing factoring in observable benchmark yields and issuer spreads and are therefore classified within Level 2 of the valuation hierarchy.

Mortgage Loans Held for Sale: Fair values were estimated utilizing quoted prices for similar assets in active markets. Any change in the valuation of mortgage loans held for sale is based upon the change in market interest rates between closing the loan and the measurement date. As the loans are sold in the secondary market, the market prices are obtained from Freddie Mac and represent a delivery price which reflects the underlying price Freddie Mac would pay the Company for an immediate sale on these mortgages.

Derivatives: Derivative instruments related to loans held for sale are carried at fair value. Fair value is determined through quotes obtained from actively traded mortgage markets. Any change in fair value for rate lock commitments to the borrower is based upon the change in market interest rates between making the rate lock commitment and the measurement date and, for forward loan sale commitments to the investor, is based upon the change in market interest rates from entering into the forward loan sales contract and the measurement date. Both the rate lock commitments to the borrowers and the forward loan sale commitments to investors are undesignated derivatives pursuant to the requirements of FASB ASC 815-10, however, the Company has not designated them as hedging instruments. Accordingly, they are marked to fair value through earnings.

At March 31, 2011, the effects of fair value measurements for interest rate lock commitment derivatives and forward loan sale commitments were as follows (mortgage loans held for sale are shown for informational purposes only):

	March 31, 2011
	Notional or
	Principal	Fair Value
(In thousands)	Amount	Adjustment
Rate Lock Commitments	$16,572	$18
Forward Sales Commitments	22,831	140
Mortgage Loans Held for Sale	7,623	(50)

The Company sells the majority of its fixed rate mortgage loans with original terms of 15 years or more on a servicing released basis and receives a servicing released premium upon sale. The servicing value has been included in the pricing of the rate lock commitments and loans held for sale. The Company estimates a fallout rate of approximately 13% based upon historical averages in determining the fair value of rate lock commitments. Although the use of historical averages is based upon unobservable data, the Company believes that this input is insignificant to the valuation and, therefore, has concluded that the fair value measurements meet the Level 2 criteria. The collection of upfront fees from the borrower is the driver of the Company’s low fallout rate. If this practice were to change, the fallout rate would most likely increase and the Company would reassess the significance of the fallout rate on the fair value measurement.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The following tables detail the financial instruments carried at fair value on a nonrecurring basis as of March 31, 2011 and December 31, 2010 and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value:

	March 31, 2011
		Quoted Prices in
		Active Markets	Significant	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)
Loan Servicing Rights	$1,611	$—	$—	$1,611
Other Real Estate Owned	2,459	—	—	2,459
Impaired Loans	26,975	—	—	26,975

	December 31, 2010
		Quoted Prices in
		Active Markets	Significant	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)
Loan Servicing Rights	$1,606	$—	$—	$1,606
Other Real Estate Owned	3,541	—	—	3,541
Impaired Loans	25,010	—	—	25,010
The following is a description of the valuation methodologies used for instruments measured at fair value.

Loan Servicing Rights: A loan servicing right asset represents the amount by which the present value of the estimated future net cash flows to be received from servicing loans are expected to more than adequately compensate the Company for performing the servicing. The fair value of servicing rights is estimated using a present value cash flow model. The most important assumptions used in the valuation model are the anticipated rate of the loan prepayments and discount rates. Adjustments are only recorded when the discounted cash flows derived from the valuation model are less than the carrying value of the asset. As such, measurement at fair value is on a nonrecurring basis. Although some assumptions in determining fair value are based on standards used by market participants, some are based on unobservable inputs and therefore are classified in Level 3 of the valuation hierarchy.

Other Real Estate Owned: The Company classifies property acquired through foreclosure or acceptance of deed-in-lieu of foreclosure as other real estate owned in its financial statements. Upon foreclosure, the property securing the loan is written down to fair value. The writedown is based upon differences between the appraised value and the book value. Appraisals are based upon observable market data such as comparable sale within the real estate market, however assumptions made in determining comparability are unobservable and therefore these assets are classified as Level 3 within the valuation hierarchy.

Impaired Loans: Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s original effective interest rate, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Consequently, measurement at fair value is on a nonrecurring basis. These loans are written down through a valuation allowance within the Bank’s total loan loss reserve allowance. The fair value of these assets are classified within Level 3 of the valuation hierarchy and are estimated based on collateral values supported by appraisals.

Disclosures about Fair Value of Financial Instruments
The following methods and assumptions were used by management to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.
Cash and cash equivalents: Carrying value is assumed to represent fair value for cash and due from banks and short-term investments, which have original maturities of 90 days or less.
Investment securities: Refer to the above discussion on securities

Federal Home Loan Bank of Boston stock: FHLB Boston stock is a non-marketable equity security which is assumed to have a fair value equal to its carrying value due to the fact that it can only be redeemed back to the FHLB Boston at par value.

Loans held for sale: The fair value of residential mortgage loans held for sale is estimated using quoted market prices provided by government-sponsored entities as described above. The fair value of SBA loans is estimated using quoted market prices from a secondary market broker.

Accrued income receivable: Carrying value is assumed to represent fair value.

Loans: The fair value of the net loan portfolio is determined by discounting the estimated future cash flows using the prevailing interest rates and appropriate credit and prepayment risk adjustments as of period-end at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of nonperforming loans is estimated using the Bank’s prior credit experience.

Derivative Assets: Refer to the above discussion on derivatives.

Deposits: The fair value of demand, non-interest bearing checking, savings and certain money market deposits is determined as the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the estimated future cash flows using rates offered for deposits of similar remaining maturities as of period-end.

Borrowed Funds: The fair value of borrowed funds is estimated by discounting the future cash flows using market rates for similar borrowings.
Derivative Liabilities: Refer to the above discussion on derivatives.
The following are the carrying amounts and estimated fair values of the Company’s financial assets and liabilities as of March 31, 2011 and December 31, 2010:

	March 31, 2011		December 31, 2010
	Carrying	Estimated	Carrying	Estimated
(In thousands)	Amounts	Fair Value	Amounts	Fair Value
Financial Assets
Cash and due from banks	$94,288	$94,288	$108,538	$108,538
Short-term investments	10,350	10,350	25,000	25,000
Investment securities	2,817,568	2,825,695	2,792,278	2,837,154
Loans held for sale	9,671	9,671	43,290	43,290
Loans, net	5,126,714	5,150,191	5,035,993	5,057,538
Federal Home Loan Bank of Boston stock	120,821	120,821	120,821	120,821
Accrued income receivable	31,790	31,790	32,028	32,028
Derivative assets	158	158	1,133	1,133
Financial Liabilities
Interest and non-interest bearing checking, savings and money market accounts	$3,783,452	$3,783,452	$3,679,085	$3,679,085
Time deposits	1,500,166	1,517,646	1,514,490	1,534,285
Borrowed funds	2,197,386	2,210,241	2,242,579	2,260,435
Derivative liabilities	—	—	172	172
13.	Derivative Financial Instruments

The Company accounts for derivatives in accordance with FASB ASC 815, Derivatives and Hedging, which requires that all derivative instruments be recorded on the consolidated balance sheets at their fair values. The Company does not enter into derivative transactions for speculative purposes, does not have any derivatives designated as hedging instruments, nor is party to a master netting agreement as of September 30, 2010.

Loan Commitments and Forward Loan Sale Commitments: The Company enters into interest rate lock commitments with borrowers, to finance residential mortgage loans. Primarily to mitigate the interest rate risk on these commitments, the Company also enters into “mandatory” and “best effort” forward loan sale delivery commitments with investors. The interest rate lock commitments and the forward loan delivery commitments meet the definition of a derivative, however, the Company has not designated them as hedging instruments. Upon closing the loan, the loan commitment expires and the Company records a loan held for sale subject to the same forward loan sale commitment. Fluctuations in the fair value of loan commitments, loans held for sale, and forward loan sale commitments generally move in opposite directions, and the net impact of the changes in these valuations on net income is generally inconsequential to the financial statements.

The following table summarizes the Company’s derivative positions at March 31.

	2011		2010
	Notional or		Notional or
	Principal	Fair Value	Principal	Fair Value
(In thousands)	Amount	Adjustment (1)	Amount	Adjustment (1)
Interest Rate Lock Commitments	$16,572	$18	$18,487	$62
Forward Sales Commitments	22,831	140	25,610	166

(1)	An immaterial portion of these amounts was attributable to changes in instrument-specific credit risk.
The following two tables present the fair values of the Company’s derivative instruments and their effect on the Statement of Income:

Fair Values of Derivative Instruments

		Asset Derivatives			Liability Derivatives
		March 31,	December 31,		March 31,	December 31,
	Balance Sheet	2011	2010	Balance Sheet	2011	2010
(In thousands)	Location	Fair Value	Fair Value	Location	Fair Value	Fair Value
Derivatives not designated as hedging instruments
Interest rate contracts	Other Assets	$158	$1,133	Other Liabilities	$—	$172

Total derivatives not designated as hedging instruments		$158	$1,133		$—	$172

Effect of Derivative Instruments on the Statement of Income

		For the Three
		Months Ended
		March 31,
		2011	2010
		Amount of Gain or (Loss)
	Location of Gain or (Loss) Recognized in	Recognized in Income on
(In thousands)	Income on Derivatives	Derivatives
Derivatives not designated as hedging instruments
Interest rate contracts	Non-interest income	$(803)	$(192)

Total derivatives not designated as hedging instruments		$(803)	$(192)

14.	Stockholders’ Equity

At March 31, 2011 and December 31, 2010, stockholders’ equity amounted to $1.47 billion and $1.46 billion, respectively, representing 16.2% of total assets for both periods. The Company paid cash dividends totaling $0.07 per share on common stock during the three months ended March 31, 2011.

Dividends

The Company and the Bank are subject to dividend restrictions imposed by various regulators. Connecticut banking laws limit the amount of annual dividends that the Bank may pay to the Company to an amount that approximates the Bank’s net income retained for the current year plus net income retained for the two previous years. In addition, the Bank may not declare or pay dividends on, and the Company may not repurchase any of its shares of its common stock if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

Treasury Shares
Share Repurchase Plan

On January 31, 2006, the Company’s Board of Directors authorized a repurchase plan of up to an additional 10.0 million shares or approximately 10% of the then outstanding Company common stock. Under this plan the Company has repurchased 8,578,062 million shares of common stock at a weighted average price of $12.80 per share as of March 31, 2011. Upon entering into the merger agreement with First Niagara on August 18, 2010, the Company was precluded from initiating purchases of its outstanding common stock under the share repurchase plan.

Other

Upon vesting of shares under the Company’s benefit plans, plan participants may choose to have the Company withhold a number of shares necessary to satisfy tax withholding requirements. The withheld shares are classified as treasury shares by the Company. For the three months ended March 31, 2011, 6,741 shares were returned to the Company for this purpose.

Regulatory Capital

Capital guidelines of the Federal Reserve Board and the Federal Deposit Insurance Corporation (“FDIC”) require the Company and its banking subsidiary to maintain certain minimum ratios, as set forth below. At March 31, 2011, the Company and the Bank were deemed to be “well capitalized” under the regulations of the Federal Reserve Board and the FDIC, respectively, and in compliance with the applicable capital requirements.

The following table provides information on the capital ratios.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
NewAlliance Bank
March 31, 2011
Tier 1 Capital (to Average Assets)	$759,432	9.0%	$338,744	4.0%	$423,430	5.0%
Tier 1 Capital (to Risk Weighted Assets)	759,432	16.0	190,137	4.0	285,206	6.0
Total Capital (to Risk Weighted Assets)	814,734	17.1	380,275	8.0	475,344	10.0

December 31, 2010
Tier 1 Capital (to Average Assets)	$739,927	8.8%	$334,857	4.0%	$418,572	5.0%
Tier 1 Capital (to Risk Weighted Assets)	739,927	15.9	186,114	4.0	279,170	6.0
Total Capital (to Risk Weighted Assets)	795,170	17.1	372,227	8.0	465,284	10.0

NewAlliance Bancshares, Inc.
March 31, 2011
Tier 1 Capital (to Average Assets)	$931,479	11.0%	$339,188	4.0%	$423,985	5.0%
Tier 1 Capital (to Risk Weighted Assets)	931,479	19.6	190,468	4.0	285,702	6.0
Total Capital (to Risk Weighted Assets)	986,781	20.7	380,936	8.0	476,170	10.0

December 31, 2010
Tier 1 Capital (to Average Assets)	$916,522	10.9%	$335,225	4.0%	$419,031	5.0%
Tier 1 Capital (to Risk Weighted Assets)	916,522	19.7	186,556	4.0	279,834	6.0
Total Capital (to Risk Weighted Assets)	971,765	20.8	373,112	8.0	466,390	10.0

15.	Other Comprehensive Income
The following table presents the components of other comprehensive income and the related tax effects for the periods presented:

	Three Months Ended
	March 31,
(In thousands)	2011	2010
Net income	$16,854	$16,433
Other comprehensive income, before tax
Unrealized (losses) gains on securities
Unrealized holding (losses), arising during the period	(4,586)	(5,922)
Reclassification adjustment for gains, included in net income	—	—

Other comprehensive (loss), before tax	(4,586)	(5,922)
Income tax benefit, net of valuation allowance	1,618	2,122

Other comprehensive (loss), net of tax	(2,968)	(3,800)

Comprehensive income	$13,886	$12,633

16.	Earnings Per Share
The following table includes the calculation of basic and diluted earnings per share for the periods presented:

	Three Months Ended
	March 31,
(In thousands, except per share data)	2011	2010
Net income	$16,854	$16,433
Average common shares outstanding for basic EPS	98,955	99,020
Effect of dilutive stock options and unvested stock awards	568	38

Average common and common-equivalent shares for dilutive EPS	99,523	99,058
Net income per common share:
Basic	$0.17	$0.17
Diluted	0.17	0.17